Exhibit 99.1

OSI Systems Amends Credit Facility

•                  Upsizes facility to $535 million

•                  Lowers borrowing costs

•                  Increases operational and financial flexibility

•                  Extends maturity to 2024

HAWTHORNE, Calif., April 23, 2019 — OSI Systems, Inc. (NASDAQ: OSIS) (the “Company” or “OSI Systems”) today announced that it has entered into an amendment to its senior secured credit facility that increases the amount available to borrow to $535 million, lowers borrowing costs, increases the flexibility of certain restrictive provisions, including those related to permitted acquisitions and dispositions, and extends the maturity from December 2021 to April 2024.

Alan Edrick, Executive Vice President and Chief Financial Officer, stated, “We are pleased to successfully complete this amendment, which includes many additional favorable terms that enhance our financial flexibility to support continued growth while simultaneously reducing our borrowing costs. This transaction highlights not only the strength of our business, but also the continued strong support from our lenders.”

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated (formerly known as Banc of America Securities LLC) and JPMorgan Chase Bank, N.A. served as Joint Lead Arrangers and Joint Bookrunners.

Wells Fargo Bank, National Association, will serve as the Administrative Agent on the facility.

About OSI Systems

OSI Systems is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense, and aerospace industries. The Company combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems or any of its subsidiary companies, visit OSI Systems. News Filter: OSIS-G

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to OSI Systems’ current expectations, beliefs, and projections concerning matters that are not historical facts. Forward-looking statements are not guarantees of future performance and involve uncertainties, risks, assumptions, and contingencies, many of which are outside OSI Systems’ control and which may cause actual results to differ materially from those described in or implied by any forward-looking statements. Undue reliance should not be placed on forward-looking statements, which are based on currently available information and speak only as of the date on which they are made. OSI Systems assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information, or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of factors that could cause OSI Systems’ future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in OSI Systems’ most recently filed Annual Report on Form 10-K and other risks described therein and in documents subsequently filed by OSI Systems from time to time with the Securities and Exchange Commission.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com